Exhibit 99.1

Carbon Energy Corporation

Acquisition of Membership Units

and

Natural Gas Producing Properties and Midstream Assets

of

Carbon Appalachian Company, LLC.

Denver, Colorado January 7, 2019	Carbon Energy Corporation (OTCQB:CRBO)

On December 31, 2018, Carbon Energy Corporation (“Carbon”), completed the acquisition of membership units representing 73.50% of Carbon Appalachian Company, LLC. Pursuant to the closing of the acquisition, Carbon now owns 100% of the membership units of Carbon Appalachian Company, LLC and therefore owns and controls 100% of the producing properties, natural gas gathering pipelines and related facilities of Carbon Appalachian Company, LLC and its subsidiaries. The purchase price for the membership units was approximately $58,000,000 subject to normal and customary pre and post-closing adjustments. Financing for the transaction was provided by the utilization of funds under a $500 million amended and restated senior secured credit facility with an initial borrowing base of $75,000,000, a term loan in the amount of $15,000,000 provided under the credit facility and a promissory note issued to the seller of approximately $25,000,000.

Prior to the acquisition, the assets were managed by Carbon on behalf of Carbon Appalachian Company, LLC and were integrated into Carbon’s Southern Appalachian Basin operations and midstream infrastructure.

Following the close of the transaction, Carbon’s Appalachian assets will be comprised of approximately 62,700 mcfe of net daily production, approximately 4,720 miles of natural gas pipelines and approximately 1,650,000 net acres of leasehold.

In addition to its Appalachian asset base, Carbon through its affiliate Carbon California Company, LLC owns and operates oil and natural gas producing properties and related facilities in the Ventura Basin of California comprised of approximately 1,745 barrels of net daily oil and liquids equivalent production.

A description of the financing and acquisition transaction is available on the Company’s Current Report filed January 7, 2019 on Form 8-K.

Forward-Looking Statements

Certain statements, including those regarding the estimates of oil and gas reserves and production, contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).

These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the current expectations of Carbon and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout the Company’s periodic filings with the U.S. Securities and Exchange Commission available at www.sec.gov. Any forward looking statements speak only as at the date of this document. Except as required by applicable law, Carbon undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Carbon Energy Corporation is an independent oil and gas exploration and production company which owns, operates and develops oil and gas properties in the Appalachian, Illinois and Ventura Basin areas of the United States.

Contact:

Kevin D. Struzeski

Chief Financial Officer

1700 Broadway

Suite 1170

Denver, Colorado 80290

720 407 7030

1700 Broadway, Suite 1170, Denver, Colorado 80290	Telephone 720 407 7030 Facsimile 720 407 7031
2480 Fortune Drive, Suite 300, Lexington, Kentucky 40509	Telephone 859 299 0771 Facsimile 859 299 0772
270 Quail Court, Suite B, Santa Paula, California 93060	Telephone 805 933 1901